FOR IMMEDIATE RELEASE

          WOOLWORTH CORPORATION TO ACQUIRE THE SPORTS AUTHORITY, INC.

- COMBINATION POSITIONS WOOLWORTH CORPORATION AS A LEADING RETAILER OF ATHLETIC FOOTWEAR, APPAREL AND EQUIPMENT-

NEW YORK, New York and FORT LAUDERDALE, Florida, May 7, 1998 -- Woolworth Corporation (NYSE: Z), the New York based specialty retailer, and The Sports Authority, Inc. (NYSE: TSA), the Florida based full-line sporting goods retailer, today announced that they have signed a definitive merger agreement pursuant to which Woolworth will acquire The Sports Authority in a tax-free exchange of shares valued today at approximately $570 million, based upon the $21.875 closing price of Woolworth's stock as of May 6, 1998, plus the assumption of approximately $179 million of debt.

The terms of the merger agreement provide for holders of The Sports Authority common stock to receive 0.8 shares of Woolworth common stock in exchange for each of their shares. The transaction is expected to be accounted for as a pooling of interests and is subject to customary closing conditions, including the approval of the shareholders of The Sports Authority and required regulatory approval. The transaction is expected to be completed in late summer, at which time The Sports Authority will become a subsidiary of Woolworth.

"This transaction brings together two premier names in retailing and represents a major milestone in our repositioning strategy by focusing on, and building upon, the strengths of our athletic retailing formats, which currently include Foot Locker, Foot Locker International, Lady Foot Locker, Kids Foot Locker, Champs Sports and Eastbay," said Roger Farah, Woolworth's Chairman and Chief Executive Officer. "The Sports Authority will complement our existing domestic and international athletic operations as we plan to take advantage of the significant opportunities in cross-selling a wide range of sports-related products."

"The Sports Authority broadens our channels of distribution as well as our customer base by offering shoppers a full range of buying alternatives for athletic footwear, apparel and equipment, ranging from urban street stores to mall-based stores to catalog to suburban strip-mall superstores," said Mr. Farah. "The Sports Authority's vast offering of sporting goods, particularly in the equipment market segment, further enhances both the depth and breadth of merchandise we offer our customers."

The companies said that the merger will provide significant purchasing, international sourcing and operating synergies over the next three years and that the transaction is expected to be accretive to earnings beginning in the year 2000. "With the addition of The Sports Authority, we will be better positioned to enhance value for our shareholders as we continue to profitably grow our athletic operations," Mr. Farah continued.

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"We are extremely excited to become a part of Woolworth's athletic retailing operations," said Jack Smith, The Sports Authority's Chairman and Chief Executive Officer. "Strategically, this merger is right for The Sports Authority because if offers combined company growth opportunities that will afford future benefits to our shareholders, customers and employees."

"As a member of Woolworth, the synergistic opportunities provide The Sports Authority with increased financial strength which enhances our ability to achieve our growth objectives, both in new store opportunities and in comparable store sales," said Jack Smith. "We intend to capitalize on Woolworth's strong vendor relationships and merchandising expertise and we expect to convert approximately 10 additional former general merchandise stores to The Sports Authority format. This combination will only strengthen The Sports Authority's appeal, both in North America and internationally, as the ultimate sports superstore destination."

The Sports Authority's current management team will remain with the company and its headquarters will continue to be based in south Florida. Jack Smith will remain Chairman of The Sports Authority and is expected to be elected to the Board of Directors of Woolworth Corporation. Marty Hanaka will be appointed Chief Executive Officer of the Sports Authority.

Woolworth, which recently announced its intent to change its name to Venator Group, Inc. effective June 12, 1998, is a diversified global retailer that operates over 7,200 retail stores in 12 countries in North America, Europe, Australia and Asia. Through its athletic group of specialty retail formats, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports as well as its direct marketer Eastbay, the company is a leading provider of athletic footwear and apparel. Other specialty retail chians include the Northern Group of apparel stores, Afterthoughts jewelry stores and Kinney family shoe stores.

The Sports Authority is the world's largest full-line sporting goods retailer that offers everyday low prices in 202 superstores located across the United States, Canada and Japan. Averaging over 40,000 square feet, each store provides a one-stop shopping experience that features an extensive selection of name brand sporting goods in all major categories, including team sports, apparel, footwear, golf, racquet sports, water sports, cycling, snow sports, hunting, fishing, fitness, camping and marine.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors including the effects of currency fluctuations, consumer preferences and economic conditions world-wide. Any changes in such assumptions or factors could produce significantly different results.